Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund, Inc. and to the use of our report dated December 16, 2016 and on the financial statements and financial highlights of Motley Fool Independence Fund, Motley Fool Great America Fund and Motley Fool Emerging Markets Fund (formerly Motley Fool Epic Voyage Fund), each a series of The Motley Fool Funds Trust.  Such financial statements and financial highlights appear in The Motley Fool Funds Trust 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

/s/ Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 28, 2017